Exhibit 99.1

Amphenol	News Release

World Headquarters

358 Hall Avenue

Wallingford, CT 06492

Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:
Craig A. Lampo
Senior Vice President and
Chief Financial Officer
203-265-8625
www.amphenol.com

RITA LANE APPOINTED TO

BOARD OF DIRECTORS

OF AMPHENOL CORPORATION

Wallingford, Connecticut. July 29, 2020. Amphenol Corporation (NYSE: APH) today announced that Rita Lane has been appointed to Amphenol’s board of directors. With her appointment, the size of the company’s board has increased to 9 members.

Ms. Lane has more than 30 years of experience building and leading global hardware operations and supply chain teams for Fortune 100 companies. She retired from Apple Inc. in 2014. From 2008 until 2014, she served as Vice President of Operations at Apple, where she oversaw the launch of the iPad® and manufacturing of the Mac® Desktop & Accessories product lines. From 2006 until 2008, Ms. Lane was Senior Vice President Integrated Supply Chain / Chief Procurement Officer at Motorola, Inc. Prior to working at Motorola, Ms. Lane held various senior level operations roles at IBM for more than 10 years. Ms. Lane has a Bachelor of Science in Electrical Engineering from the United States Air Force Academy, a Master of Science in Electrical Engineering from Purdue University, and a Master of Business Administration from the University of California, Berkeley. After graduating from the United States Air Force Academy, Ms. Lane served for five years as a Captain in the United States Air Force.

Ms. Lane also serves on the boards of L3Harris Technologies (NYSE: LHX), a provider of aerospace and defense technology-based solutions; Sanmina (NASDAQ: SANM), a provider of integrated manufacturing solutions; and Signify (Euronext: LIGHT), a world leader in lighting products.

“Rita brings a wealth of experience to Amphenol and we are excited to welcome her to Amphenol’s board of directors,” said R. Adam Norwitt, Amphenol’s CEO. “Her broad technology experience, together with deep expertise in the global technology supply chain, operations and manufacturing will be extremely valuable as Amphenol continues to grow around the world.”

“We conducted an exhaustive search for a director who would further strengthen our board’s breadth of talent and background, and we are delighted to have identified such an outstanding individual,” said Martin Loeffler, Amphenol’s Chairman. “Rita is a proven leader with extensive experience serving on the boards of other high-performing companies, and I am confident that she will make a significant contribution to our board and the Company.”

“I have been extremely impressed by Amphenol’s innovative products, dynamic leadership team and unique entrepreneurial culture, as well as its overall resilience during the COVID-19 pandemic, and am honored to be joining their board,” said Ms. Lane. “I have tremendous respect for Martin, Adam and the other board members, and I look forward to working with them on the board.”

Amphenol Corporation is one of the world’s largest designers, manufacturers and marketers of electrical, electronic and fiber optic connectors, interconnect systems, antennas, sensors and sensor-based products and coaxial and high-speed specialty cable. Amphenol designs, manufactures and assembles its products at facilities in the Americas, Europe, Asia, Australia and Africa and sells its products through its own global sales force, independent representatives and a global network of electronics distributors. Amphenol has a diversified presence as a leader in high growth areas of the interconnect market including: Automotive, Broadband Communications, Commercial Aerospace, Industrial, Information Technology and Data Communications, Military, Mobile Devices and Mobile Networks.

Forward-Looking Statements

Statements in this press release which are other than historical facts are intended to be “forward looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws. While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated. Please refer to Part I, Item 1A of the Company’s Form 10-K for the year ended December 31, 2019, for some factors that could cause the actual results to differ from estimates. In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law.